SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G/A

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO

RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. 1)

UNITED RETAIL GROUP, INC.

(Name of Issuer)

Shares of Common Stock, par value $0.001 per share

(Title of Class of Securities)

911380103 (CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 911380103	13G/A	Page 2 of 11

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) North Run Capital, LP 36-4504416
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,247,198** 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 1,247,198** 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,247,198**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.9%**
12	TYPE OF REPORTING PERSON* PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

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CUSIP No. 911380103	13G/A	Page 3 of 11

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) North Run GP, LP 37-1438821
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,247,198** 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 1,247,198** 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,247,198**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.9%**
12	TYPE OF REPORTING PERSON* PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

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CUSIP No. 911380103	13G/A	Page 4 of 11

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) North Run Advisors, LLC 35-2177955
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,247,198** 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 1,247,198** 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,247,198**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.9%**
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

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CUSIP No. 911380103	13G/A	Page 5 of 11

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Todd B. Hammer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,247,198** 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 1,247,198** 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,247,198**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.9%**
12	TYPE OF REPORTING PERSON* IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

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CUSIP No. 911380103	13G/A	Page 6 of 11

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Thomas B. Ellis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,247,198** 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 1,247,198** 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,247,198**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.9%**
12	TYPE OF REPORTING PERSON* IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

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SCHEDULE 13G

This Amendment No. 1 to Schedule 13G (the “Amendment”) is an amendment to the initial statement on Schedule 13G relating to shares of common stock, par value $0.001 per share (the “Common Stock”) of United Retail Group, Inc. (the “Issuer”), filed with the Securities and Exchange Commission (the “SEC”) on September 7, 2004, (the “Schedule 13G”).

This Amendment is being filed on behalf of North Run Advisors, LLC, a Delaware limited liability company (“North Run”), North Run GP, LP, a Delaware limited partnership (the “GP”), North Run Capital, LP, a Delaware limited partnership (the “Investment Manager”), Todd B. Hammer and Thomas B. Ellis. Todd B. Hammer and Thomas B. Ellis are the principals of North Run, the GP and the Investment Manager. North Run is the general partner for both the GP and the Investment Manager. The GP is the general partner of North Run Capital Partners, LP, a Delaware limited partnership (the “Fund”), North Run Qualified Partners, LP, a Delaware limited partnership (the “QP Fund”), and North Run Master Fund, LP, a Cayman Island exempted limited partnership (the “Master Fund”). The Fund, the QP Fund and North Run Offshore Partners, Ltd., a Cayman Island exempted company (the “Offshore Fund”), are also general partners of the Master Fund. This Amendment of the Schedule 13G relates to shares of Common Stock of the Issuer purchased by the Master Fund.

Item 1	(a)	Name of Issuer. No Change.

Item 1	(b)	Address of Issuer’s Principal Executive Offices. No Change.

Item 2	(a)	Name of Person Filing. No Change.

Item 2	(b)	Address of Principal Business Office, or, if none, Residence. No Change.

Item 2	(c)	Citizenship or Place of Organization. No Change.

Item 2	(d)	Title of Class of Securities. No Change.

Item 2	(e)	CUSIP Number. No Change.

Item 3		If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: No Change.

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Item 4	Ownership.

Item 4 of the Schedule 13G is hereby amended and restated by the following paragraphs:

(a) North Run, the GP, the Investment Manager, Todd B. Hammer, and Thomas B. Ellis may be deemed the beneficial owners of 1,247,198 shares of Common Stock.

(b) North Run, the GP, the Investment Manager, Todd B. Hammer and Thomas B. Ellis may be deemed the beneficial owners of 9.9% of the outstanding shares of Common Stock. This percentage was determined by dividing 1,247,198 by 12,657,934, which is the number of shares of Common Stock outstanding as of October 30, 2004, according to Financial Statements included in the Form 10-Q filed December 20, 2004.

(c) North Run, the GP, the Investment Manager, Todd B. Hammer and Thomas B. Ellis have the sole power to vote and dispose of the 1,247,198 shares of Common Stock beneficially owned.

Item 5	Ownership of Five Percent or Less of a Class. No Change.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person. No Change.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported On by the Parent Holding Company. No Change.

Item 8	Identification and Classification of Members of the Group. No Change.

Item 9	Notice of Dissolution of Group. No Change.

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Item 10

Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits	Exhibit 1 Joint Filing Agreement dated February 14, 2005, between North Run, GP, the Investment Manager, Todd B. Hammer and Thomas B. Ellis.

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2005

NORTH RUN CAPITAL, LP

By:	North Run Advisors, LLC its general partner

	By:	/s/ Thomas B. Ellis
	Name:	Thomas B. Ellis
	Title:	Member

and

	By:	/s/ Todd B. Hammer
	Name:	Todd B. Hammer
	Title:	Member

NORTH RUN GP, LP

By:	North Run Advisors, LLC its general partner

	By:	/s/ Thomas B. Ellis
	Name:	Thomas B. Ellis
	Title:	Member

and

	By:	/s/ Todd B. Hammer
	Name:	Todd B. Hammer
	Title:	Member

NORTH RUN ADVISORS, LLC

By:	/s/ Thomas B. Ellis
Name:	Thomas B. Ellis
Title:	Member

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and

By:	/s/ Todd B. Hammer
Name:	Todd B. Hammer
Title:	Member

/s/ Thomas B. Ellis
Thomas B. Ellis

/s/ Todd B. Hammer
Todd B. Hammer

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